Exhibit 10.2

[Union Bankshares Corporation letterhead]

September 28, 2015

Mr. John C. Neal

Executive Vice President

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Dear John:

This will set forth the terms of our agreement concerning your desire to retire at the end of this year and your transition to a consulting position with Union Bankshares Corporation (the “Company”).

Unless the context otherwise requires, references in this letter agreement to the “Company” also shall mean and refer to any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company (each, an “Affiliate”).

1. Retirement.

(a) You have agreed to retire and resign as an officer of the Company and Union Bank & Trust Company (the “Bank”) effective as of the close of business on December 31, 2015 (the “Retirement Date”). The Retirement Date will be considered the Expiration Date as defined in section 2 of your Amended and Restated Employment Agreement, dated as of May 1, 2006 and amended as of December 31, 2008 (the “Employment Agreement”). After the Retirement Date, you will no longer be considered an employee of the Company.

(b) The Company will publicly announce your retirement on or about September 30, 2015, after which announcement date all of your direct reports will begin reporting to the President and Chief Executive Officer of the Company.

(c) The Amended and Restated Management Continuity Agreement, dated as of October 23, 2003 and amended as of December 31, 2008, between the Company and you will terminate on the Retirement Date and be of no further legal force or effect.

2. Retirement Benefits. The Company will provide the following benefits to you in connection with your retirement:

(a) Stock Options and Restricted Stock Awards. All stock options and restricted stock awards granted to you under the Company’s 2011 Stock Incentive Plan that are unvested as of the Retirement Date will accelerate and vest in full on the Retirement Date. Pursuant to the terms of each stock option agreement, you may exercise each option in full or in part at any time within twelve months after the Retirement Date, after which period the stock option will terminate and no longer be exercisable.

(b) Long-term Incentive Awards. The restricted shares granted to you as a component part of the 2013, 2014 and 2015 Long-term Incentive Awards that are unvested as of the Retirement Date will accelerate and vest in full on the Retirement Date. The performance shares forming the other component part of the Long-term Incentive Awards will vest as follows:

(i)	2013 Long-term Incentive Award. You will be entitled to receive such number of shares of Company common stock covering the three-year performance period from January 1, 2013 through December 31, 2015 as determined by the formula set forth in the award agreement measuring the Company’s performance over such three-year period, subject to the terms and conditions of the award agreement, dated as of February 28, 2013.

(ii)	2014 Long-term Incentive Award. You will be entitled to receive a pro-rata award of shares of Company common stock covering the three-year performance period from January 1, 2014 through December 31, 2016 as determined by the formula set forth in the award agreement measuring the Company’s performance over such three-year period, subject to the terms and conditions of the award agreement, dated as of February 27, 2014.

(iii)	2015 Long-term Incentive Award. You will be entitled to receive a pro-rata award of shares of Company common stock covering the three-year performance period from January 1, 2015 through December 31, 2017 as determined by the formula set forth in the Performance Share Unit Agreement, dated as of April 24, 2015, measuring the Company’s performance over such three-year period, subject to the terms and conditions of the Performance Share Unit Agreement.

(c) Management Incentive Plan. You will be entitled to receive any cash payments due under the terms of the 2015 Management Incentive Plan (the “MIP”) that is payable on or before March 15, 2016 based on the achievement of the corporate goals set forth in the MIP, subject to the claw-back and other provisions of the MIP that apply to such incentive payments thereunder.

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(d) Life Insurance Benefits. The Split Dollar Life Insurance Agreements referenced below (individually, a “Split Dollar Agreement,” and collectively, the “Split Dollar Agreements”) that were entered into with you pursuant to the Company’s Split Dollar Life Insurance Plan will remain in full force and effect until the death benefit is paid to your beneficiary designated in accordance with each Split Dollar Agreement. In accordance with the terms of each Split Dollar Agreement, the Company will continue to be the owner, and maintain possession, of the insurance policy covered by each Split Dollar Agreement. The following are the Split Dollar Agreements:

(i)	the Amended and Restated Split Dollar Life Insurance Agreement, dated as of May 1, 2006, between the Company and you that amends and restates the Split Dollar Life Insurance Agreement, dated as of November 27, 2000;

(ii)	the Split Dollar Life Insurance Agreement, dated as of February 24, 2014, between Union Bank & Trust Company (formerly, Union First Market Bank) and you; and

(iii)	the Amended and Restated Split Dollar Life Insurance Agreement, dated as of May 1, 2006, between the Company and you that amends and restates certain prior agreements to correct certain inadvertent errors contained in such agreements.

(e) Automobile. The Company will transfer to you the title to your Company vehicle on or promptly after January 2, 2016, at which time as owner of the vehicle you will become responsible for all insurance, maintenance, repairs and fuel.

(f) Deferred Compensation Plan. Following the Retirement Date, you will be entitled to receive payments of your deferred compensation pursuant to the terms of the Company’s nonqualified deferred compensation plan administered by the Virginia Bankers Association Benefits Corporation, subject to the six month deferral of the initial payment as may be required in your case by section 409A of the Internal Revenue Code of 1986, as amended.

3. Consulting Services. Beginning immediately after the Retirement Date, you will serve as an independent consultant to the Company. You will continue to serve on the boards of Union Bank & Trust and Union Mortgage Group without any additional compensation for such service. As an independent consultant, you will render such consulting and advisory services as we may reasonably request, including, but not limited to, consulting services in the nature of business development and advice and assistance relating to the Company’s existing and potential customers and to the overall growth and development of the business of the Company, employee relations and retention, and community relations and engagement. Such services shall be rendered at such times and on such schedule as shall be reasonably agreed to between us. You will not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the period that you render consulting services.

4. Consulting Term. The term for the consulting period will begin on the day immediately following the Retirement Date and end on December 31, 2017 (the “Consulting Term”). This Agreement shall terminate, and the obligations of the Company under section 5 hereof shall cease, except as specifically set forth to the contrary, and be of no further force and effect if: (i) you die; (ii) you are terminated pursuant to section 7(a) (Termination for Cause) below; or (iii) you terminate this Agreement pursuant to section 7(b) (Termination Without Cause) below.

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5. Compensation and Business Expenses During the Consulting Term.

(a) Compensation. In consideration of all services rendered by you to the Company during the Consulting Term and in exchange for your promises and agreements contained in this Agreement, including in particular the agreements set forth in section 8 with respect to noncompetition and nonsolicitation, we will pay you $29,895.00 per month (the “Consulting Fee”), payable on the first payroll date of the Company for each month during the Consulting Period.

(b) Health and Life Insurance Benefits. During the Consulting Term and thereafter, you will be eligible to participate in the medical, dental and vision insurance plans and the life insurance programs that are made available from time to time by the Company to its eligible retired employees. The Company will pay all or a portion of the cost of these benefits at the same rate as if you had remained an active employee of the Company and were enrolled in similar benefits offered to eligible active employees. Any incremental cost of the plans will be assumed by you.

(c) Business Expenses. We will reimburse you or otherwise provide for or pay for all reasonable expenses incurred by you in furtherance of, or in connection with, the business of the Company, subject to such reasonable documentation and other limitations as may be established by the Company.

(d) Office Access. During the Consulting Period, you shall retain the use of your Fall Hill office and will have access to the Company’s e-mail and telephone systems, but you will not have access to the Company’s computer server and document management system. In addition, you will not have access to any administrative support at the Fall Hill office.

6. Independent Contractor. Both the Company and you agree that you will act as an independent contractor in the performance of your duties during the Consulting Term. You shall be responsible for the payment of all taxes arising out of your activities in accordance with this agreement, including, by way of illustration, but not limited to, federal and state income taxes, social security taxes, unemployment insurance taxes and any other taxes or business license fees as required. You shall not represent, directly or indirectly, that you are an agent or legal representative of the Company, nor shall you incur any liabilities or obligations of any kind in the name of or on behalf of the Company other than those made or approved as part of this agreement.

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7. Termination.

(a) For Cause. We may terminate this agreement for Cause at any time without further liability on the part of the Company. If we terminate this agreement for Cause, you will have no right to receive the consulting compensation or other benefits set forth in section 5 of this agreement for any period after such termination. Only the following shall constitute “Cause” for such termination:

(i)	conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere) or commission of an act of embezzlement or fraud against the Company or any Affiliate;

(ii)	any material breach by you of a material term of this Agreement, after being advised in writing of such breach and being given a reasonable opportunity and period (as determined by the Chief Executive Officer of the Company) to remedy such breach; or

(iii)	the willful engaging by you in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, or any conduct deemed by the Board of Directors of the Company to be immoral or which may bring embarrassment or disrepute to the Company or any Affiliate and their respective good names or status.

(b) Without Cause. The Company or you may terminate this Agreement at any time, with or without cause, upon written notice to the other party.

(i)	If you terminate this Agreement pursuant to this Section 7(b), you shall have the right to receive only such compensation accrued but unpaid to the date of such notice and shall have no right to receive any other amounts or benefits provided under section 5 of this agreement.

(ii)	If we terminate this Agreement pursuant to this Section 7(b), the Company shall continue to pay you the amounts and benefits provided for in paragraphs (a) and (b) of section 5 for the duration of the Consulting Term.

(c) Death. In the event of your death during the Consulting Term, the Company will continue to pay the Consulting Fee to your beneficiary designated in writing to the Company before your death (or to your estate if you fail to make such a designation) for the period equal to lesser of six months or the number of months left in the Consulting Term.

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8. Loyalty Covenants. In consideration of the compensation and benefits provided in section 5 of this agreement, the adequacy of which you acknowledge, you will continue to be bound by the Employment Agreement in the following respects:

(a) Through December 31, 2017, you will continue to be bound by the noncompetition and nonsolicitation covenants set forth in section 5(a) and 5(b), respectively, of the Employment Agreement, notwithstanding the fact that the language in section 5(a) of the Employment Agreement provides the noncompetition covenant will remain in effect for one year following the termination of your employment.

(b) You will continue to be bound by the confidentiality covenant set forth in section 5(e) of the Employment Agreement.

(c) The provisions of sections 5(d) and 5(f) of the Employment Agreement shall remain in full force and effect.

9. Controlling Law. This Agreement shall be interpreted under the laws of the Commonwealth of Virginia and shall be binding upon the parties and their successors and assigns.

10. Entire Agreement. With the exception of section 5 of the Employment Agreement which shall continue in full force as it is written in that agreement during the Consulting Term except as modified in section 8 of this Agreement -- and for which you acknowledge that your employment at the Company provided full and sufficient consideration -- this Agreement constitutes the entire Agreement of the parties, the terms of which may be changed only with the written consent of the parties. The parties agree that neither party has relied on any statement nor other communication made by the other party in regards to this Agreement other than what is contained in the Agreement.

11. Non-disparagement. You will make no statements, whether written, oral or otherwise, disparaging the Company or any individual or entity affiliated with the Company in any way to any member of the press or the public at large related to your employment with the Company or related in any way to the Company’s operations.

12. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

13. Interpretation. This Agreement shall not be construed more strictly against one party than another by virtue of the fact that it may have been drafted or prepared by counsel for one of the parties.

14. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.

15. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(Signatures appear on the next page)

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IN WITNESS WHEREOF, this Letter Agreement has been executed as of the date first above written.

UNION BANKSHARES CORPORATION

/s/ G. William Beale
G. William Beale
President and Chief Executive Officer

/s/ John C. Neal
John C. Neal

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